EXHIBIT 10.15


                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Employment Agreement") is effective as of January 28, 1997, by and between ECKLER INDUSTRIES, INC., a Florida corporation ("Company"), and GARY R. SMITH, an individual ("Executive").


                              W I T N E S S E T H:

         WHEREAS, the Company believes that the attraction and retention of key employees such as the Executive is essential to the Company's growth and success; and

         WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive is willing and able to render his services to the Company from and after the date hereof, on the terms and conditions of this Employment Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

         SECTION 1. EMPLOYMENT.

                  a. Subject to the terms and conditions of this Employment Agreement, the Company shall retain the Executive as its President and Chief Executive Officer, and the Executive shall render services to the Company in an executive capacity. In such capacity, the Executive shall have and exercise responsibility for managing, supervising, overseeing, and actively participating in all aspects of the Company's business together with such similar or related duties as may be assigned to the Executive from time to time by the Board of Directors of the Company (the "Board"). The Executive may also be given additional titles, and may be assigned responsibilities on behalf of certain of the Company's affiliates commensurate with his position with the Company, without requirement of additional compensation hereunder.

                  b. Throughout the period of his employment hereunder, the Executive shall: (i) devote his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder on behalf of the Company; (ii) observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, including but not limited to the standard policies and procedures of the Company as in effect from time to time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities. However,

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the Company shall not have the right to transfer the Executive's primary location from which he is to perform services to a location outside of Central Florida without Executive's prior consent.

                  c. Anything contained herein to the contrary notwithstanding, the Company shall have the right to replace the Executive as president of the Company at any time, provided that (i) at the time of any such replacement (unless same is in conjunction with the termination of this Agreement), the Executive shall be assigned to comparable duties on behalf of First Choice Auto Finance, Inc. ("First Choice") (which shall thereupon become the "Company" for all purposes of this Agreement), and (ii) from and after any such replacement, the Executive shall have the right to require the prepayment in full, on demand, of all outstanding principal and unpaid accrued interest under any and all promissory notes issued by the Company and/or First Choice to the Executive and/or any of his affiliates (collectively, the "Notes").

         SECTION 2. INTENTIONALLY OMITTED.

         SECTION 3. TERM OF EMPLOYMENT. Subject to prior termination in accordance with the terms and conditions of this Employment Agreement, the term of employment of Executive by the Company pursuant to this Employment Agreement shall be for an initial period of five (5) years (the "Employment Period") commencing on the date hereof (the "Commencement Date"). The Employment Period shall automatically renew for additional terms of three years each on the third anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter (an "Anniversary Date"), unless either party gives written notice of termination to the other party not less than one hundred twenty (120) days prior to such Anniversary Date, in which case the Employment Period shall not so renew on such Anniversary Date and shall terminate two years from such Anniversary Date. The term "Employment Period" shall include the initial Employment Period and any and all successive renewals thereof.

         SECTION 4. COMPANY'S PRINCIPAL PLACE OF BUSINESS. It is anticipated that the Company's principal place of business will be located in the Titusville, Florida area, or such other area in Florida as may be designated by the Company's Board.

         SECTION 5. COMPENSATION. During the Employment Period, subject to all the terms and conditions of this Employment Agreement and as compensation for all services to be rendered by Executive under this Employment Agreement, the Company shall pay to Executive the following:

                  a. BASE SALARY. The Company shall pay to Executive a base salary of $250,000 during each year of the initial five (5) year Employment Period payable in equal periodic installments in accordance with the standard payroll practices of the Company in effect from time to time, but in no case less than once a month. During each year of the Employment Period (as


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renewed under Section 3 hereof) after the initial five years of the Employment
Period, the Board shall review the base salary amount to determine whether or not to grant additional increases in the base salary amount.

                  b. PERFORMANCE BONUS. In addition to the annual base salary provided hereunder, Executive may be entitled to receive an annual performance bonus (the "Performance Bonus") as determined and in an amount set by the Board. Executive shall have no right to receive partial payments of any such Performance Bonus except as provided in Section 9 hereof and at the termination of the Employment Period.

                  c. COMPANY CAR/CAR ALLOWANCE. During the Employment Period, the Company shall provide to Executive, at the option of Executive, either (i) an automobile for Executive's use, or (ii) an automobile allowance of $700 per month which the Executive shall apply to leasing an automobile(s) for use by executive and his immediate family. The Company shall pay all necessary maintenance fees, insurance payments, gasoline expenses and all other expenses related to the maintenance, operation and upkeep of the automobile. Upon termination of the obligation of the Company to provide Benefits pursuant to
Section 6 hereof, the Executive shall have the right and option to purchase the automobile at its then book value for financial statement purposes (if the automobile is owned by the Company) or, subject to the terms of the lease, to assume the lease for said automobile (if the automobile is leased by the Company).

                  d. STOCK OPTIONS. During the Employment Period, Executive will be provided with stock options under the Company's stock option plan(s) as determined by the Company's Board of Directors (other than those granted on the date hereof) and/or a committee appointed by the Company's Board of Directors in accordance with the Company's stock option plan(s). Such awards shall be made on a basis commensurate with other executives of the Company giving due consideration to gross compensation levels and overall job performance.

         SECTION 6. FRINGE BENEFITS. Executive shall be entitled to vacations, health care benefits, fringe benefits and reimbursement for reasonable out-of-pocket expense, including but not limited to those hereinafter detailed (the "Benefits"), in accordance with the Company's practices covering executive personnel. Unless Executive consents to a different treatment, his eligibility, participation and benefits under the Benefits will be, and will continue to be, not less than the Benefits provided to any other employee of the Company. The Company shall use its best efforts to obtain waivers of waiting periods, if any, applicable to particular benefits. The benefits shall, at a minimum, include:

                  a. coverage for Executive and his family, under any major medical and dental insurance programs and plans, and under


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any short-term, long-term or permanent disability programs and plans, which are or may become generally available to management employees of the Company. Notwithstanding the foregoing, Executive shall be provided at minimum fully-paid health, major medical, dental and life insurance (equal to $300,000);

                  b. retirement benefits at such time and on such amounts as are paid to executives by the Company at such time as the Company institutes a retirement or 401(k) plan;

                  c. reimbursement of all properly approved travel and business related expenses normally paid by the Company for the benefit of its executives, including, but not limited to, all expenses for the acquisition and use of a cellular telephone and cellular service of Executive's choice. All expense reports must conform to the Company's expense reimbursement policies at the time the expenses were incurred;

                  d. four (4) weeks paid vacation per calendar year at any time or times selected by Executive taking into account the convenience of the Company. Executive shall give the Board reasonable prior notice of selected vacation times of one week or more. While unused vacation time shall not be cumulative from year to year, Executive may carry forward not more than four (4) weeks of unused vacation time into the following calendar year, PROVIDED, HOWEVER, that under no circumstances shall Executive be entitled to more than eight (8) weeks of vacation per calendar year;

                  e. days of annual sick leave as is usual and customary for a President and Chief Executive Officer of a company similar to Company;

                  f. a holiday on the following days with full pay: New Year's Day, Easter, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and such other holidays as the Company may declare;

                  g. paid leave and reimbursement of all travel, tuition and related expenses in attending trade conferences and/or seminars and/or college or other high level courses acceptable to the Board in its reasonable discretion;

                  h. the Company shall purchase director and officer liability insurance that shall include coverage for Executive, as is normal and customary for a company of similar size to the Company and, in addition, the Company and its subsidiaries shall indemnify Executive pursuant to a separate written agreement for liabilities incurred as an officer to the fullest extent allowed by Florida law.

                  i. Executive shall also be provided with a disability income plan equal to one hundred percent (100%) of his base salary, at least 80% of which is funded by insurance.

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                  j. Throughout the period of the Executive's employment
hereunder, the Company shall maintain (or cause to be maintained) and pay (or cause to be paid) all premiums in respect of the existing William Penn life insurance policy heretofore maintained by the Executive on his life, and the Executive shall at all times have the right to designate the beneficiary or beneficiaries thereof.

                  k. Florida Finance Group ("FFG") has maintained a policy of disability insurance and key man life insurance on the life of the Executive with death benefits of approximately $1 million payable to FFG (the "Policies"). The Company agrees to maintain such Policies at least until the payment of creditors of FFG and further agrees that in the event of the death of the Executive prior to payment of creditors of FFG, the proceeds of such Policies shall be applied to the payment of creditors of FFG.

         SECTION 7. TERMINATION.

                  a. MUTUAL TERMINATION. This Employment Agreement may be terminated upon mutual written agreement of the Company and the Executive;

                  b. BY EXECUTIVE. This Employment Agreement may be terminated at the option of the Executive, upon fourteen (14) days' prior written notice to the Company, in the event that the Company shall (i) fail to make any payment to the Executive required to be made under the terms of this Employment Agreement after payment is due, or (ii) fail to perform any other material covenant or agreement to be performed by it hereunder or take any action prohibited by this Employment Agreement, and fail to cure or remedy same within thirty (30) days after written notice thereof to the Company. In the event that this Employment Agreement is terminated pursuant to this Section 7b, then at the option of the Executive on notice to the Company, the full compensation payable to the Executive for the Employment Period under Section 5a hereof (just as if Executive had not been so terminated and was continuing to serve as an employee hereunder for the full Employment Period in effect as of the date of termination) shall be immediately due and payable by the Company.

                  c. BY THE COMPANY FOR CAUSE. This Employment Agreement may be terminated at the option of the Company, upon written notice to the Executive, "for cause" (as hereinafter defined), or in the event of the "permanent disability" (as defined and provided for in Section 8) or death of the Executive as provided for in Section 8. The Company may terminate Executive "without cause" (as defined in Section 8).

                      (i) As used herein, the term "for cause" shall mean and be limited to: (A) any material breach of this Employment Agreement by the Executive which in any case is not fully corrected


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within thirty (30) days after written notice of same from the Company to the
Executive; (B) any fraud, theft, conversion, criminal misconduct, breach of fiduciary duty, or gross and willful misconduct by the Executive in connection with the performance of his duties and responsibilities hereunder; (C) habitual breach by the Executive of any of the material provisions of this Agreement (regardless of any prior cure thereof); or (D) gross neglect by the Executive of his duties and responsibilities hereunder which in any case is not fully corrected upon written notice of same from the Company to the Executive.

                  d. EFFECT OF TERMINATION FOR CAUSE. In the event of termination for any of the reasons set forth in this Section 7 (except as otherwise provided for hereinafter with respect to "permanent disability", death or "without cause") Executive shall be entitled to no further compensation, Base Salary or other Benefits under this Employment Agreement, except as to that portion of any unpaid Base Salary or other benefits accrued and earned by him hereunder up to and including the effective date of termination.

                  e. Upon and after any termination of this Agreement, the Executive shall have the right to require the prepayment, on demand, of all outstanding principal and unpaid accrued interest under any or all outstanding Notes.

         SECTION 8. TERMINATION BY REASON OF DEATH; PERMANENT DISABILITY; OR WITHOUT CAUSE.

                  a. If the Company terminates Executive "without cause" which shall mean for any reason other than as set forth in Section 7c(i), the Executive terminates this Agreement under Section 7b, or in the event of Executive's death or "permanent disability" (as defined below), Executive shall
(i) be entitled to receive an amount equal to the full compensation including Benefits, to which he would otherwise be entitled under this Employment Agreement for the remainder of the Employment Period in effect as of the date of termination (the "Severance Payment") (just as if Executive had not been so terminated and was continuing to serve as an employee hereunder for the full Employment Period in effect as of the date of termination) and (ii) be provided, for the remainder of the Employment Period, with all the insurance and other benefits set forth in Section 6a hereof (PROVIDED, HOWEVER, to the extent that the benefits in Section 6a cannot in fact be paid due to the fact that Executive is not in fact employed by the Company, the Company promptly shall pay Executive the monetary, after-tax equivalent thereof in U.S. Dollars, without any present value adjustment). Such Severance Payment shall be payable in a single lump sum distribution (without any present value adjustment) to Executive or his estate, as the case may be, no later than ninety (90) days from the effective date of such termination.

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                  b. PAYMENT IN THE EVENT OF PERMANENT DISABILITY. For purposes of this Employment Agreement, Executive's "permanent disability" shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Employment Agreement. The date of permanent disability shall be the one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event Executive shall dispute that his permanent disability shall have occurred, he shall promptly submit to a physical examination by a qualified practicing physician mutually selected by the Company and the Executive and paid for by the Company (and reasonably acceptable to the Executive). Unless such physician shall issue a written statement to the effect that in his opinion, based on his diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within ten (10) days after the date of such statement, such permanent disability shall be deemed to have occurred without further dispute by Executive or Company. Notwithstanding the foregoing, the time periods set forth in this Subsection b shall be modified as necessary so that they match the time periods set forth in the appropriate disability insurance policy such that there is no gap in payment of disability insurance benefits and Executive's compensation hereunder.

         SECTION 9. CHANGE OF CONTROL.

                  a. Notwithstanding anything herein to the contrary, specifically including Section 7 hereof, in the event that within one (1) year following a "Change of Control" of the Company (as defined below), Executive's employment with the Company is either: (i) terminated by the Company, or (ii) terminated by Executive because his regular duties hereunder are materially reduced or diminished (the position and duties of President and Chief Executive Officer of the Company being material to such employment), then (subject to
Section 9c that provides for a lump sum cash payment) the Company shall pay to Executive for a period of thirty-six (36) full calendar months from the date of termination, (A) the Base Salary in effect at the time of the termination of employment (in the same installments as prior to termination), (B) the Benefits to which he is entitled hereunder, and (C) when and as due, any other amounts to which the Executive is entitled under any compensation plan of the Company, including any Performance Bonuses (PROVIDED, HOWEVER, that to the extent that the Benefits cannot in fact be provided or paid due to the fact that Executive is not in fact employed by the Company, the Company shall pay to Executive the monetary, after tax equivalent thereof, in U.S. dollars without any present value adjustment. During the period that the Company is required to make payments to the Executive pursuant to this Section 9a, or for a period of twelve
(12) months after termination of employment in the event


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the Executive elects a lump sum cash payment hereunder, the Company shall maintain in full force and effect for the continued benefit of the Executive, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the date of termination, including without limitation, all Benefits provided pursuant to Section 6 hereof; provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation and any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

                  b. "Change of Control" shall be deemed to have occurred when:

                      (i) securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities are acquired by a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates;

                      (ii) a merger or consolidation is consummated in which the Company is a constituent corporation and which results in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of the Company;

                      (iii) a sale or other disposition or transaction is consummated by the Company of more than 50% of the Company's assets to a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates; or

                      (iv) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof.

                  c. In lieu of payments in installments hereunder, within thirty (30) days of termination of employment, the Executive or Company may, at his or its sole option, elect to have all amounts to which he is entitled hereunder, be paid in a lump sum cash payment. The lump sum cash payment provided herein shall be due within five (5) days of notice from the Executive of the election to receive a lump sum cash payment pursuant to this subsection.

                  d. It is the intention of the Company and the Executive that no portion of any payment or benefit paid or provided under this Section or any other payment or benefit under this Agreement, or payments to or for the Executive under any other agreement or plan shall be deemed to be an excess parachute


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payment as defined in Section 280G of the Internal Revenue Code of 1986 as
amended (the "Code") or any successor provision. However, it is understood that, depending upon elections hereunder made by the Executive, the present value of all payments made under this Section and any other payment to or for the benefit of the Executive in the nature of compensation, the receipt of which is contingent on a Change of Control of the Company and to which Section 280G of the Code or any successor provision thereto may apply, might exceed the maximum amounts which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Code or any successor provision. In the event that the Executive becomes subject to a tax imposed by Section 4999 of the Code or any successor provision as a result of the election of the Executive to receive a lump sum cash payment hereunder or otherwise, the Company shall pay to the Executive an amount equal to any excise tax imposed upon the Executive as a result of such payment (in addition to any other payment or benefit hereunder).

         SECTION 10. CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that the Company has, through the expenditure of substantial time, effort and money, developed and acquired certain confidential information and trade secrets which have become of great value to the Company in its creation, development and operations. Executive further acknowledges and understands that in the course of performing his duties for the Company, Executive has had and will have access to the trade secrets and confidential information of the Company. Executive agrees that during the course of his employment and at any time after the termination or expiration thereof he will not make any independent use of, publish or disclose, or authorize anyone to publish or disclose, to any other person or organization, any of the Company's trade secrets and the Executive agrees that during the course of his employment and for a period of one (1) year after the termination or expiration thereof, he will not make any independent use of, publish or disclose, or authorize anyone to publish or disclose to any other person or organization, any of the Company's confidential information, except as required in the course of his employment with the Company or by law. Upon request of the Company and, in any event upon the cessation of Executive's employment with the Company, whether with or without cause, Executive will promptly return all tangible expressions of trade secrets and confidential information in his possession and control and all copies thereof. As used herein, the term "trade secrets and confidential information" shall mean client lists, and other related client and applicant data, computerized compilation of such data, training materials and information, policy and procedure manuals, video and audio recordings of training and operation methods, sales, services, support and marketing practices and operations, advertising themes, information concerning possible acquisition candidates, formats of advertising and other business methods, and techniques, processes and financial information of any subsidiary, affiliate or the Company, all of which are not publicly available


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information and/or generally known to the trade or industry and which will be of competitive use by them. "Trade secrets and confidential information" shall not include (A) intangible information which is generally known and used by persons with training and experience comparable to Executive as of the date of this Employment Agreement; (B) any information that was already known to the recipient thereof other than by reason of any breach of any confidentiality or non-disclosure agreement; and (C) all intangible information which is common knowledge in the industry or otherwise legally in the public domain.

                  Executive further agrees that the restrictions set forth in this Section 10 are in addition to, and not in lieu of, any other restrictions or obligations placed upon him, and/or any rights or remedies available to the Company, by any statute or at common law.

         SECTION 11. COVENANT NOT TO COMPETE. If, and only if this Agreement is terminated by the Company for cause, by the Executive when the Company is not in breach of this Agreement, or by Executive in accordance with Section 7 herein, Executive covenants and agrees that, in order to protect the Company's legitimate business interest in its trade secrets and confidential information, special training, goodwill, and substantial relationships with prospective or existing customers or suppliers during the Employment Period and for a period of six (6) consecutive months (the "Non-Compete Period") following the expiration or termination of this Employment Agreement or any renewal of the Employment Agreement, Executive will not, without the prior written consent of the Company, directly or indirectly,

                  a. engage, whether by virtue of stock ownership, management responsibilities or otherwise, in companies, businesses, organizations and/or ventures that compete with the business of the Company or any of its subsidiaries, affiliates or its parent company. For the purposes hereof, the Company shall be deemed to be in the business of operating automobile dealerships locally in the United States of America that engage in the retailing of new and used automobiles, light duty trucks and businesses ancillary or related thereto, PROVIDED, HOWEVER, that with regard to any post-termination employment during the Non-Compete Period, for any business of Executive to be deemed competitive for the purposes hereof, it must be located within a 50-mile radius of any location where the Company is: (i) currently conducting business,
(ii) has an ownership interest of 20% or more in an enterprise that, at the time the competing activities commence, competes with the Company's business, or
(iii) within a 50 mile radius of any location where the Company has conducted, or has definitive plans to conduct business twelve (12) months before or after the termination or expiration of this Employment Agreement; or

                  b. become interested, directly or indirectly, whether as principal, owner, stockholder, partner, agent, officer,


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director, employee, salesman, joint venturer, consultant, advisor, independent contractor or otherwise, in any person, firm, partnership, association, venture, corporation or entity engaging directly or indirectly in any of the activities described in Subsection 11a above; or

                  c. knowingly solicit the employment of any of the Company's Personnel (as hereinafter defined) customers, suppliers or distributors.

                  d. For purposes of this Employment Agreement:

                      (i) the term "Company" shall include any subsidiary, any affiliates, any successor in interest whether by sale, merger, liquidation or the like, and any of the Company's other subsidiaries and affiliates;

                      (ii) the term "Company Personnel" shall mean any person employed by the Company, any subsidiary or any of its affiliates at any time through the end of the term of this Employment Agreement, but excluding any person who has left such employment for a continuous period exceeding one (1) year;

                  e. None of the foregoing shall prevent Executive from holding, or having the right to acquire, up to three percent (3%) in the aggregate of any class of securities of any entity engaged in the prohibited activities described above.

         SECTION 12. REMEDIES IN EVENT OF BREACH.

                  a. INJUNCTIVE RELIEF. The parties acknowledge that each would be irreparably harmed by any breach of the covenants contained in Sections 10 and 11 of this Employment Agreement, and that either party's remedy at law for any breach by the other party of their obligations under Sections 10 and 11 of this Employment Agreement would be inadequate, and would be impossible to ascertain and therefore, in the event of the breach or threatened breach of any obligations under Sections 10 and 11 of this Employment Agreement, either party, in addition to any and all other remedies at law or in equity, shall have the right to enjoin the other party from any threatened or actual activities in violation thereof; and the parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages and without the necessity of posting bond. In the event either party does apply for such injunction, the other party shall not raise as a defense thereto that such applying party has an adequate remedy at law.

                  b. DAMAGES; ACCOUNTING FOR PROFITS. In addition to any injunctive relief that may be granted to the Company or Executive for breach of this Employment Agreement, the Company and Executive shall be entitled to recover all damages, including


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reasonable attorneys' fees and costs (including paralegals' fees), sustained or incurred by the Company or Executive by reason of a violation or threatened violation of the terms of this Employment Agreement, and to receive such other remedy or remedies as the court determines is appropriate. Executive covenants and agrees that, if he violates any of his covenants or agreements under Sections 10 and 11 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensations, commissions, remunerations or benefits which Executive directly has realized as a result of, growing out of, in connection with, any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or any other rights or remedies to which the Company is or may be entitled at law or in equity or under this Employment Agreement.

                  c. In the event that the Company terminates or seeks to terminate this Agreement or the employment of the Executive hereunder and disputes its obligation to pay or fails or refuses to pay or provide when due to the Executive any portion of the amounts or benefits due to the Executive hereunder and the Executive prevails in any amount, the Company shall pay or reimburse to the Executive all costs incurred by him in such dispute or collection effort, including reasonable attorneys' fees and expenses (whether or not suit is filed) and costs of litigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided herein be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits after the date of termination of employment or otherwise. The payments and benefits hereunder are in addition to any and all payments and benefits to which the Executive is entitled under the terms of this Agreement or otherwise.

         SECTION 13. RELOCATION REIMBURSEMENT.

                  a. The Company shall relocate Executive and his spouse from his current residence at 8022 Bayhaven Drive, Seminole, Florida 33776 (the "Residence") to the area of the Company's principal place of business, in accordance with the following terms:

                      (i) The Company shall reimburse Executive for the reasonable cost of travel and hotel accommodations for Executive and his spouse during each relocation trip;

                      (ii) The Company shall, at its sole expense, have Executive's personal property relocated from his Residence to either a new residence in the central Florida area or to such storage area reasonably designated by the Executive;

                      (iii) At such time as the Board of Directors determines the location of the principal place of business of the


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Company, Executive shall cause his Residence to be placed for sale at a price consistent and competitive with other comparable properties located nearby (the "Sales Price"). Executive shall accept any offer to purchase the Residence for any amount equal to or greater than the fair market value of the Residence as determined by an independent appraiser (the "Acceptance Price"). If, after ninety (90) consecutive days (the "Sale Period"), Executive has not identified a ready, willing and able buyer for the Residence who has offered not less than the Acceptance Price, then the Company shall execute an agreement requiring it to purchase the Residence from Executive, provided such purchase is not prohibited by any zoning, regulations, laws or restrictions applicable to such Residence, for an amount equal to the Acceptance Price. Executive shall notify the Company of any offers he receives during the Sale Period. The Company shall have ninety (90) days following its execution of the agreement to close such transaction. The Company may, at its option, instruct the Executive to accept an offer for the purchase of the Residence that is below the Acceptance Price, provided that the Company pays to Executive at the time of the closing of such sale of the Residence, the difference between the amount actually paid by the buyer and the Acceptance Price. Additionally, the Company shall pay, on behalf of Executive, all closing costs, realtor commissions, escrow charges and home warranty premiums;

                      (iv) If Executive has not secured a new residence in the central Florida area within a reasonable proximity to the Company's principal place of business, then the Company, for a period not to exceed six (6) months from the Commencement Date hereof, shall provide housing for Executive and his spouse, at no cost to Executive; PROVIDED, HOWEVER, that the Company shall not be obligated to pay for such expenses as local and long distance telephone service, utilities and such other expenses that Executive would be obligated to pay himself if Executive and his spouse were still living in the Residence. The Company shall also pay any storage costs for Executive's personal property during the aforementioned six (6) month period; and

                      (v) the Company shall extend substantially the same benefits as provided for in this Section 13 to Executive should it decide to relocate those of its offices which reasonably require Executive's day to day presence to a location more than 50 miles from the current intended offices in central Florida.

         SECTION 14. REASONABLENESS. Executive has carefully read and considered the provisions of Sections 10 and 11 hereof and, having done so, agrees that the restrictions set forth in such sections, including, but not limited to, the time period of restriction, the geographical areas of restriction, and the definition of Company Products set forth therein, are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company, and further that the geographical areas of restriction set forth therein accurately reflect the area in which he will be actively engaged in the performance of services.


         SECTION 15. NO INCONSISTENT OBLIGATIONS. Executive represents and warrants that no action required of his under this Employment Agreement or any other agreements or understandings, written or oral, entered into with the Company will conflict with, breach or otherwise impair any previously existing agreements or understandings, whether written or oral, into which Executive has entered with other persons or entities, including agreements with respect to proprietary information or non-competition.

         SECTION 16. NOTICES. Any notice to be given hereunder shall be deemed to be given when delivered by hand or by overnight courier to the party for whom the notice is intended, or three (3) days after notice is placed in the U.S. mail properly addressed to the party for whom notice is intended, at the following address:

         If to the Company:         Eckler Industries, Inc.
                                    5200 S. Washington Avenue
                                    Titusville, Florida 32780

         If to Executive:  Gary R. Smith
                           5200 S. Washington Avenue
                           Titusville, Florida 32780

         SECTION 17. BINDING EFFECT AND GOVERNING LAW. This Employment Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof. This Employment Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties. The Employment Agreement contains the entire agreement of the parties, and may not be changed orally but only in writing signed by the party against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provision of this Employment Agreement shall not be operated or be construed as a waiver of any subsequent breach by that same party. This Employment Agreement shall be governed by the laws of the State of Florida.

         SECTION 18. SEVERABILITY. In the event that any terms or provisions of this Employment Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.

         SECTION 19. ASSIGNABILITY. The rights or obligations contained in this Employment Agreement shall not be assigned, transferred, or divided in any manner by Executive or Company, without the prior written consent of the other; PROVIDED, HOWEVER, that nothing in this Section 19 shall preclude: (i)

Executive from designating a beneficiary to receive any benefits hereunder upon his death, or the executors, administrator or other legal representatives of Executive or his estate from assigning any rights hereunder to the person(s) entitled thereto; or (ii) the Company's right to assign this Employment Agreement to a related entity subsequent to any merger, stock for stock exchange, reorganization, or otherwise. Notwithstanding the foregoing, this Employment Agreement shall be binding on any entity which by purchase of assets, merger, or otherwise, becomes a successor to the business of the Company.

         SECTION 20. DIRECTOR & OFFICER LIABILITY INSURANCE. The Company shall obtain Director & Officer Liability Insurance of a type that is usual and customary for businesses similar to Company.

         SECTION 21. HEADINGS. The headings of paragraph herein are included solely for convenience of reference and shall not control the meaning or interpretation and performance of any of the provisions of this Employment Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed the day and year first above written.

                                    COMPANY:

                                    ECKLER INDUSTRIES, INC.


                                    By:
                                      ------------------------------------


                                    EXECUTIVE:


                                    -----------------------------------
                                    Gary R. Smith